Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Robert D. Hansen
Chairman and Chief Executive Officer
Electromed, Inc.
952-758-9299
bhansen@electromed.com

Pankti Shah
Director of Strategic Marketing
The Event Group, Incorporated
763-548-1304
pankti.shah@eventshows.com

ELECTROMED, INC. REPORTS 2012 FIRST QUARTER RESULTS

29.1% Increase in First Quarter Net Revenues Compared to Prior Year

New Prague, Minnesota – November 8, 2011 – Electromed, Inc. (NYSE Amex: ELMD) today announced financial results for the three-month period ended September 30, 2011. Net Revenues for the three months ended September 30, 2011 were approximately $5,379,000, a 29.1% increase compared to Net Revenues of approximately $4,165,000 for the same period last year. The Company also announced Net Income of approximately $246,000, or $0.03 per basic and diluted share, for the three months ended September 30, 2011, compared to Net Income of approximately $112,000, or $0.02 per basic and diluted share, for the same period last year. Net Revenues increased in correlation with the expansion of the sales force. Net Income results were attributable to higher Net Revenues, offset by increased expenses related to increases in sales force. Research investments, additions to senior management, and additional facilities have all added to expenses in the first quarter.

Robert Hansen, Chairman and CEO, commented on the Company, saying,

“In very uncertain times, Electromed, Inc. continues to execute successfully on its business plans. The Company is committed to building a platform in sales, product innovation, and patient services sufficient to assure its expanding position in airway clearance therapy.”

Electromed, Inc.
Results for the Three-Months Ended September 30, 2011

Gross Profit increased to approximately $4,058,000, or 75.4% of Net Revenues, for the three months ended September 30, 2011, compared to $2,934,000, or 70.4% for the same period in Fiscal 2011. The increase in Gross Profit dollars resulted primarily from the increase in Sales volume. The change in Gross Profit percentage for the three-month period ended September 30, 2011, was primarily the result of higher reimbursement from the mix of referrals and approvals compared to the three-month period ended September 30, 2010. Factors such as diagnoses that are not assured of reimbursement, along with insurance programs which present lower allowable reimbursement amounts (for example, state Medicaid programs) affect average reimbursement received on a short-term basis and tend to cause margins to fluctuate on a quarterly basis.

Operating Expenses, which consist of Selling, General, and Administrative Expenses and Research and Development expenses, were approximately $3,605,000 for the three months ended September 30, 2011, an increase of approximately 34.2% over total Operating Expenses for the same period last year. These planned increases resulted from higher payroll and marketing expenses related to increasing the size of the sales team, increases in reimbursement, administration, patient services staff, and patient training costs related to the higher Sales volume, increased expenses relating to being a new public Company, and increased Research and Development expenses.

Total cash was approximately $2,946,000 as of September 30, 2011. For the three months ended September 30, 2011, cash used in financing activities was approximately $86,000, consisting of primarily $110,000 on payments of Long-term Debt and capital lease obligations offset by proceeds from a warrant exercise and subscription notes receivable of approximately $24,000. An aggregate of $237,000 was used for investing activities during the three months ended September 30, 2011, including $22,000 in payments for patent-related costs and $215,000 in expenditures for property and equipment. The Company used approximately $823,000 in operating activities composed primarily of an increase in the Company’s receivable position, which increased approximately $807,000, or 8.4% to approximately $10,400,000 during the three months ended September 30, 2011.

About Electromed, Inc.

Electromed, Inc., founded in 1992 and headquartered in New Prague, Minnesota, manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.electromed.com.

Electromed, Inc.
Results for the Three-Months Ended September 30, 2011

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this release include the Company’s plans and expectations regarding sales growth and product innovation. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	September 30 2011	June 30 2011
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$2,946,173	$4,091,739
Accounts receivable (net of allowances for doubtful accounts of $45,000)	10,400,466	9,593,105
Inventories	2,163,802	1,855,957
Prepaid expenses and other current assets	419,203	371,257
Deferred income taxes	722,000	722,000
Total current assets	16,651,644	16,634,058
Property and equipment, net	3,070,662	2,807,082
Finite-life intangible assets, net assets, net assets	1,227,572	1,235,828
Other assets	217,907	191,964
Total assets	$21,167,785	$20,868,932

Liabilities and Shareholders’ Equity
Current Liabilities
Revolving line of credit	$1,768,128	$1,768,128
Current maturities of long-term debt	403,745	438,267
Accounts payable	758,986	733,621
Accrued compensation	906,425	868,229
Warranty reserve	475,019	444,096
Other accrued liabilities	174,613	161,166
Total current liabilities	4,486,916	4,413,507
Long-term debt, less current maturities	1,506,654	1,582,102
Deferred income taxes	167,000	167,000
Total liabilities	6,160,570	6,162,609

Commitments and Contingencies (Note 8)

Shareholders’ Equity
Common stock, $0.01 par value; authorized: 13,000,000; shares; issued and outstanding: 8,101,085 and 8,100,485 shares respectively	81,011	81,005
Additional paid-in capital	12,827,215	12,794,368
Retained earnings	2,098,989	1,853,450
Common stock subscriptions receivable for 15,000 shares outstanding as of June 30, 2011	—	(22,500)

Total shareholders’ equity	15,007,215	14,706,323
Total liabilities and shareholders’ equity	$21,167,785	$20,868,932

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended September 30,
	2011	2010

Net revenues	$5,378,918	$4,165,429
Cost of revenues	1,321,318	1,231,690
Gross profit	4,057,600	2,933,739

Operating expenses
Selling, general and administrative	3,397,553	2,487,595
Research and development	207,585	198,386
Total operating expenses	3,605,138	2,685,981
Operating income	452,462	247,758
Interest expense, net of interest income of $2,027 and $1,971 respectively	43,923	59,688
Net income before income taxes	408,539	188,070

Income tax expense	(163,000)	(76,000)
Net income	$245,539	$112,070

Earnings per share attributable to Electromed, Inc. common shareholders:
Basic	$0.03	$0.02
Diluted	$0.03	$0.02

Weighted-average Electromed, Inc. common shares outstanding:
Basic	8,100,915	6,986,798
Diluted	8,119,190	7,002,904

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended September 30,
	2011	2010
Cash Flows From Operating Activities
Net income	$245,539	$112,070
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	90,552	78,684
Amortization of finite-life intangible assets	30,006	25,721
Amortization of debt issuance costs	3,297	13,408
Share-based compensation expense	31,053	42,900
Loss on disposal of property and equipment	9,864	2,385
Changes in operating assets and liabilities:
Accounts receivable	(807,361)	(470,716)
Inventories	(307,845)	35,730
Prepaid expenses and other assets	(77,186)	(96,234)
Accounts payable and accrued liabilities	(40,754)	194,943
Net cash used in operating activities	(822,835)	(61,109)

Cash Flows From Investing Activities
Expenditures for property and equipment	(215,311)	(97,544)
Expenditures for finite-life intangible assets	(21,750)	(196,332)
Net cash used in investing activities	(237,061)	(293,876)

Cash Flows From Financing Activities
Net borrowings on revolving line of credit	—	(500,000)
Principal payments on long-term debt including capital lease obligations	(109,970)	(105,428)
Payments of deferred financing fees	—	(4,659)
Proceeds from warrant exercises	1,800	—
Proceeds from sales of 1.9 million shares of common stock, net of offering costs of $1,229,882	—	6,370,118
Proceeds from subscription notes receivable	22,500	—
Net cash provided by (used in) financing activities	(85,670)	5,760,031
Net increase (decrease) in cash and cash equivalents	(1,145,566)	5,405,046
Cash and cash equivalents
Beginning of period	4,091,739	610,727
End of period	$2,946,173	$6,015,773

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